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                                                                   EXHIBIT 99.1

     Fortis to Acquire American Bankers Insurance Group for US$2.6 Billion

UTRECHT, The Netherlands & BRUSSELS, Belgium & MIAMI, Florida, March 8, 1999 --- Fortis, the international insurance, banking and investment group, and American Bankers Insurance Group, Inc., one of the two leading U.S. credit-related insurers, today announced that they have entered into a definitive agreement for Fortis to acquire 100 percent of the outstanding common and preferred shares of American Bankers Insurance Group, Inc. (NYSE:ABI
- news). For each share of American Bankers Insurance Group ("ABI") common stock, Fortis will pay US$55 in cash, representing a 19 percent premium to the closing price of common stock on March 5, 1999, and for each share of preferred stock, Fortis will pay US$109.857 in cash, valuing ABI at US$2.6 billion. Fortis will also assume US$194 million of outstanding debt of ABI. The transaction is expected to be immediately accretive to Fortis' earnings per share on an unleveraged basis and will enhance its overall earnings growth rate.

The transaction will create a leading specialty insurer in the U.S. by combining ABI with American Security Group ("ASG"), Fortis' credit insurance subsidiary based in Atlanta. Similar to ASG, ABI specializes in providing credit-related insurance products in the U.S. and Canada. ABI is also active in Latin America, the Caribbean and the United Kingdom. The combined company will have annual gross premium earned of US$3.6 billion.

The acquisition of ABI adds complementary products and distribution channels, particularly through the credit operations of major retailers and consumer-oriented financial institutions. Increased earnings stability in these businesses will be achieved from diversity of channels, products and customers. Furthermore, significant synergies will result from the integration of both organizations' operating and corporate structures and cross selling over their combined distribution network.

Allen Freedman, Chief Executive Officer of Fortis, Inc., Fortis' U.S. holding company, said, "The combination of American Bankers Insurance Group and American Security Group strengthens our leadership position in a well-defined, attractive specialty market that both companies know well and in which we have separately made major strides. Our businesses are highly complementary, have similar business processes and share a common, customer-centered focus."

"The combination will allow us to increase the number of channels through which we market our credit insurance products. It will broaden product lines, enhance cross-selling opportunities and promote the application of database marketing capabilities to a broader range of customers and array of channels. In Europe and Asia, Fortis will be able to open new growth opportunities for the combined company. For these reasons, this is a winning transaction for both organizations, and we look forward to working closely together to serve our customers in the U.S. and abroad," Freedman said.



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Henjo Hielkema, Vice Chairman of Fortis' Executive Committee and Chairman of
Fortis' Insurance Group, said "This transaction will double the size of Fortis' insurance operations in the United States and significantly enhance the scope of our insurance operations worldwide. It is also consistent with Fortis' strategy to concentrate on a limited number of highly profitable and growing specialty businesses in the United States. Not only is the transaction immediately accretive to earnings per share, but we expect it will generate more than US$100 million of pre-tax annual synergies from operating efficiencies and scale economies within three to five years."

Gerald N. Gaston, President and Chief Executive Officer of American Bankers Insurance Group, Inc., said, "The combination will benefit American Bankers Insurance Group through the global scale, depth of resources and new growth opportunities from our combined operations. This transaction is a positive outcome for our employees, customers and shareholders. We look forward to concluding it as quickly as possible and joining with Fortis to better meet our customers' needs."

Mr. Freedman will continue as Chairman of Fortis' U.S. operations. The combined business will report to Edward J. O'Hare, Executive Vice President of Fortis, Inc. and former Chairman of ASG. Mr. O'Hare will become President and Chief Executive Officer of the combined entity and remain a member of the Fortis, Inc. Executive Committee. Mr. Gaston will work with Mr. Freedman and other senior Fortis, Inc. executives through the transition, after which he will retire. Mr. Gaston will, however, continue on a consulting basis with Fortis, Inc.

The transaction has been approved by the Boards of Directors of both companies, and is subject to customary closing conditions, including regulatory approvals, as well as the approval of ABI's shareholders. The transaction is not subject to financing. Fortis has sufficient resources to complete the transaction, and expects to refinance it with a combination of internally generated funds and capital raised in the international financial markets. Closing of the transaction is expected to take place in the third quarter of 1999.

Certain officers and directors of ABI holding approximately 7.5 percent of the outstanding common stock have agreed to vote in favor of the merger. Furthermore, the Merger Agreement provides under certain circumstances for Fortis to receive up to US$100 million, pursuant to a breakup fee and an option to purchase 19.9 percent of ABI common stock.

Fortis has been advised by Donaldson, Lufkin & Jenrette and Warburg Dillon Read. American Bankers has been advised by Salomon Smith Barney.



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Contact:
     American Bankers Insurance Group, Inc., Miami
     Press Contacts:

     Fortis

     Robin Boon
     31 (0) 30 257 6552
     31 (0) 6 53 43 06 47

     Corneel Maes
     32 (0) 2 220 75 39
     32 (0) 75 23 79 49

     Investor Relations:

     Annegien Blokpoel
     31 (0) 30 257 65 46

     Patrick Verelst
     32 (0) 2 220 78 02

     Frank Dausy
     32 (0) 2 220  79 95

     Fortis/US

     Meril Joseph
     (01) 212 859 7118

     American Bankers Insurance Group, Inc.

     P. Bruce Camacho
     (01) 305 252 7060



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                             BACKGROUND INFORMATION

Profile of Fortis

Overview

Fortis is an international group operating in the fields of insurance, banking and investment. In its home market, the Benelux, Fortis is one of the largest financial service providers, offering a broad range of financial services through various distribution channels. In other countries of Europe, the United States and Asia, Fortis focuses on specialist market sectors. At year-end 1997 Fortis had assets in excess of EUR 298 billion (US$328 billion) and total revenue for the year amounted to EUR 33 billion (US$37 billion).

Investment in Fortis is possible through the shares of Fortis (B) in Belgium and Fortis (NL) in the Netherlands. Fortis B is listed on the stock exchanges of Brussels, London and Luxembourg. Fortis (NL) is listed in Amsterdam, London and Luxembourg and has a sponsored ADR program in the United States. On March 5, 1998 the combined market capitalization was EUR 38.9 billion (US$42.2 billion), ranking Fortis as one of Europe's ten largest financial institutions.

Insurance

Fortis offers a comprehensive range of life and non-life insurance products in Belgium and The Netherlands. The Fortis group's Belgian insurance companies are the leading group of insurance companies in Belgium based on 1997 gross premiums written. Fortis also offers a range of life and non-life products in the United States with an emphasis on specialty niche areas. In addition, Fortis offers life and non-life products in a number of other countries around the world, including Spain, the United Kingdom, Luxembourg, France, Australia and Singapore.

Banking

Fortis offers a wide range of retail banking, corporate banking, private banking, investment banking and investment management services in Belgium and The Netherlands.

Fortis' Belgian banking operations consist principally of Generale Bank, Belgium's largest bank, acquired in June 1998, and ASLK-CGER Bank, Belgium's fifth largest bank, in each case measured in terms of total assets as of December 31, 1997. Fortis' banking operations in The Netherlands consist mainly of the retail banking operations of VSB Bank, the retail and corporate banking operations of Generale Bank Nederland and the specialized investment, corporate and private banking and investment management operations of MeesPierson.



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Following the business combination with Generale Bank, Fortis is in the process of integrating all its banking activities into one banking group, Fortis Bank, which will be organized around five business lines: individuals, self-employed and small enterprises; medium-sized and large enterprises and public sector; private banking; asset management; and investment bank and financial markets.

Investment management

Within its banking group's asset management line of business, Fortis manages most of the investments and funds of its insurance and banking operations and offers a wide range of investment management services to third parties in Belgium, The Netherlands, the United States and Asia.

Strategy

Since its formation in 1990, the prime objective of the Fortis has been the creation of sustainable high value for Fortis shareholders. Fortis is a leading international services group, active in banking, insurance and investment management, with strong Benelux roots.

Fortis intends to seek further expansion, developing its strong Benelux platform, on a selective basis, into a European one, while also building a more significant presence, particularly in the U.S. and Asia. In the Benelux, Fortis intends to position itself as a leading provider of integrated financial services, offering retail, corporate and institutional clients a full range of insurance, banking and investment products through a variety of distribution channels. In its other markets, Fortis intends to focus on selective customer segments, product lines and distribution channels.

Profile of Fortis, Inc.

Fortis, Inc., established in 1978, is the holding company through which Fortis provides specialty insurance and investment products to businesses, associations, financial service organizations and individuals in the United States. It owns or manages approximately US$15 billion in assets and had revenues of more than US$3.2 billion in 1997. Fortis' U.S. strategy is to concentrate operations in specialized market segments with leading market positions. Such segments include variable life and annuities, specialized credit insurance, group long term disability insurance and individual and small group insurance.

Since 1997, Fortis has invested nearly US$1 billion in acquisitions in the U.S. to strengthen specific market positions. It acquired ACSIA and AdultCare in the long term care market; Insureco, which provides services to financial institutions; Pierce National Life Insurance Company, one of the largest suppliers of pre-need funeral services in the U.S. and Canada; and John Alden Financial Corporation, which through its John Alden Life Insurance Company subsidiary, is a leading provider of small group health and managed care services.



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Profile of American Bankers Insurance Group, Inc.

American Bankers Insurance Group, Inc. (ABI) concentrates on marketing affordable, specialty insurance products and services through financial institutions, retailers and other entities offering consumer financing as a regular part of their business. ABI, through its insurance subsidiaries, operates in the United States, Canada, the Caribbean, Latin America and the United Kingdom.